DATED NOVEMBER 5, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PERICOM SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified in its Charter)

MONTAGE TECHNOLOGY GROUP LIMITED

PORSCHE ACQUISITION SUB, INC.

HOWARD YANG

STEPHEN TAI

MARK VOLL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 5, 2015, representatives of Montage Technology Group Limited (“Montage”) and Porsche Acquisition Sub, Inc. submitted to representatives of Institutional Shareholder Services, Inc. (“ISS”) a supplemental slide presentation entitled “Montage’s Proposal to Acquire Pericom Semiconductor Corporation: Follow-up Materials”. Montage has also commenced mailing the Supplemental ISS presentation to Pericom Semiconductor Corporation shareholders. The supplemental ISS presentation is as follows:

Montage’s Proposal to Acquire Pericom Semiconductor Corporation: Follow-up Materials November 2015

Montage Has Assumed All Regulatory Risks Montage is offering to pay Pericom shareholders immediately upon closing and does not require regulatory approvals to do so. All extensions to closing for regulatory risk have been eliminated. Hart-Scott-Rodino (HSR) CFIUS PRC/MOFCOM Taiwan Montage does not need to file HSR Montage is in the same position as Diodes CFIUS is a voluntary filing which Montage will forego Recent transactions cited by Pericom (JAC Capital / NXP RF Business, GO Scale / Lumileds) involve military / aerospace products. Pericom does not sell military / aerospace products No MOFCOM filing required because Montage is a Cayman Islands corporation Montage is in the same position as Diodes Montage has been advised by Taiwan counsel that in similar transactions Taiwan has afforded the acquiror a “grace period” following the closing of a transaction during which time Montage may divest (if required) Pericom’s small design center in Taiwan But, given that Montage will have already paid the merger consideration in cash to the Pericom shareholders, the risk of the Taiwan regulatory authorities raising issues with the acquisition post-closing is a risk that will entirely be borne post-closing by Montage Montage undertook this same approach in its take-private transaction There is no regulatory risk in Montage’s offer. A Montage-Pericom transaction can close immediately following Pericom shareholder approval It is extraordinarily rare for an announced deal not to close and the risk is even more remote with respect to Montage’s offer because the closing of the deal is not conditioned on obtaining any regulatory approvals

Montage Provides Financing Certainty Tier 1 Financing Commitments Bank of China China Electronics Corporation Committed financing with essentially only a “Material Adverse Effect” out Track record of funding transactions (e.g., OmniVision and Smithfield Foods) Committed financing with NO contingency CEC is a very large shareholder of Montage and is dedicating its resources to Montage Montage’s transaction is fully funded The transaction is anticipated to result in net debt / 2015 PF EBITDA of ~3.0x, which is a low leverage level compared to other recent semiconductor deals Chinese Funding Commitments are Globally Accepted Financing commitments in the form provided by Bank of China and CEC have been the basis of countless M&A transactions around the world and in the U.S. The forms of commitment used by non-US buyers (in this case, Chinese) may be different than provided by U.S. banks, but have demonstrated certainty and have been widely recognized and valued in today’s global marketplace Escrowing the entire purchase price, as Pericom suggests, is an approach that has not been deemed necessary or appropriate for any other Chinese acquisition of a U.S. company Pericom should not hold Montage to a significantly higher standard than other similarly situated transactions with Chinese acquirers, such as the ISSI -Uphill Investments transaction in which the debt commitment was subject to the bank obtaining internal credit approval and approval of the relevant governmental authorities of the PRC (as noted in the ISSI proxy statement) Every Chinese acquisition financed with financing commitments similar to Montage’s has been successfully funded We believe Pericom is trying to impose an outdated, provincial mindset of fear to suggest a scenario of potential financing failure which has no basis in historical fact – and which does not serve the interests of Pericom shareholders

Montage’s Offer is Fully Enforceable Pericom’s Board is obviously predisposed to the inferior Diodes transaction and fabricating irrational logic to justify their bias Montage bears all financing and regulatory risk If during the 4-6 weeks between signing a Montage/Pericom merger agreement and closing the transaction, a cataclysmic event causes Montage’s financing or regulatory approach to fail, Pericom has the ability to collect $43 million in escrowed reverse break-fees plus any other damages Montage is putting its entire company at risk in this transaction Pericom’s logic that Montage can avoid paying damages because it is a Cayman Islands company would call into question the enforceability of thousands of contracts in all jurisdictions outside the United States Pericom’s claims are simply a fabrication and overblown How would Pericom enforce a damage claim? Montage will agree to appoint CT Corporation System as its agent for service of process Montage will agree to binding arbitration which would result in an arbitral award that would be fully enforceable against Montage in a Cayman Islands court pursuant to the Cayman Islands Foreign Arbitral Awards Enforcement Law (1997 Revision) With a binding arbitration order, Pericom could recover in a Cayman Islands court against Montage’s assets, such as: All of Montage’s intellectual property assets; and Equity of all of Montage’s subsidiary corporations A civil liability disclosure in an SEC filing is customary and standard for all foreign companies (regardless of where organized) In fact, it is a form requirement of foreign companies to include such a disclosure pursuant to SEC rules All non-United States issuers include similar disclosures in their registration statements Pericom can fully enforce a merger agreement against Montage

Pericom’s Misleading Statements Pericom’s Investor Presentation included several half truths about Montage’s Offer Pericom’s Misleading Statement The Truth Financing Certainty Montage’s financing letters are subject to broad and vague conditions that provide lenders with excessive discretion to withdraw their financing Montage has been provided with 2 commitment letters, each in a form customary for Chinese acquirers CEC’s commitment letter is not subject to any conditions Regulatory Requirements Montage’s offer is subject to HSR, CFIUS, Taiwan and PRC regulatory approvals Montage removed the closing conditions on HSR, CFIUS, Taiwan and PRC approvals As a result, Montage’s offer is not subject to any regulatory approvals Size of Reverse Breakup Fee $21.5 million $43 million (10% of purchase price) Enforceability Contends that a merger agreement will not be enforceable against Montage Merger Agreement is fully enforceable against Montage via binding arbitration that is enforceable in the Cayman Islands. Time to Close Montage has requested a year to obtain regulatory approvals Montage needs 3-6 months for regulatory Montage has provided for the same drop dead date as Diodes (March 30, 2016) No regulatory approvals are required to close. Sale Process Pericom ran an 18 month robust process Pericom engaged Cowen on June 17, 2015—that is not an 18 month process Cowen first tried to get hired by Diodes Only 3 bidders signed NDAs

Important Disclosure Information Special Note Regarding This Presentation Montage Technology Group Limited (“Montage”), its respective directors, executive officers and certain employees, may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Pericom Semiconductor Corporation (“Pericom”) shareholders in connection with Pericom’s Special Meeting of Shareholders. Information about the interests in Pericom of Montage and its respective directors, executive officers and employees are set forth in a definitive proxy statement that was filed with the SEC on October 26, 2015, as it may be amended from time to time (the “Montage Proxy”). Investors are urged to read in their entirety the Montage Proxy, which is available now and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. The Montage Proxy, and any other documents filed by Montage with the SEC, may be obtained free of charge at the SEC website at www.sec.gov. The Montage Proxy and such other documents may also be obtained free of charge by contacting Innisfree at: (212) 750-5833 or 501 Madison Avenue, 20th Floor, New York, New York 10022. Forward-Looking Statements This presentation contains “forward-looking” statements about Montage’s plans, expectations and beliefs. Forward-looking statements can be identified by terminology such as “will”, “should”, “expects”, “anticipates”, “future”, “intends”, “plans”, “projects”, “predicts”, “believes”, “estimates”, “forecasts”, “may” and similar statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may differ materially from actual results due to a variety of factors. Montage undertakes no obligation to update these statements as a result of new information or future events, except as may be required by law.